EXHIBIT 11.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of May 17, 2002, between Technology Flavors and Fragrances, Inc., a Delaware corporation with its principal office at 10 Edison Street East, Amityville, New York 11701 (the “Company”), and Harvey Farber, an individual with an address at                                                                           (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1.             Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.             Term.  Unless earlier terminated pursuant to the provisions of Sections 7 through 9 hereof, the term of the Executive’s employment under this Agreement shall be the three (3) year period commencing April 1, 2002 (the “Term”).  The Term shall automatically renew for successive one year periods thereafter unless terminated by either party by written notice to the other no later than 90 days prior to any such renewal date, or unless earlier terminated pursuant to Sections 7 through 9 hereof.

3.             Position and Duties.

(a)           During the Term, the Executive shall serve as the Senior Vice President, Flavor Division, of the Company and shall have such duties as are reasonably consistent with such offices and as from time to time may be prescribed by the Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”).  The Executive shall report to the Chairman and Chief Executive Officer.

(b)           At all times during the Term, the Executive shall devote his/her full business time and best talents, efforts and abilities to the performance of his duties hereunder.

4.             Compensation.  For the Executive’s services hereunder, the Company shall pay the Executive a salary at the rate of $174,825 per year (the “Salary”) in accordance with the customary payroll practices of the Company.  During the Term, the Executive’s Salary shall be reviewed at least annually and may be increased at any time, but shall not be reduced.  In addition, the Executive may be eligible for bonuses or other forms of incentive compensation pursuant to the Company’s Management Incentive Plan, subject to the discretion of the Board.

5.             Benefits.  During the period of the Executive’s employment by the Company, the Company shall provide the following benefits to the Executive:

(a)           Fringe Benefit Programs.  In addition to the Salary provided in Section 4 hereof, the Executive will be entitled to participate in all fringe benefit programs as from time to time are or may be provided by the Company to its executive officers (e.g., any medical, dental, group insurance, vacation, holiday, 401(k), pension, stock option, or retirement plans) in accordance with the terms and conditions thereof in effect from time to time.

(b)           Automobile.  The Company will provide the Executive with a luxury class automobile with a lease value of up to $900 per month, and will additionally reimburse Executive for tolls, gasoline and ordinary maintenance and repair costs incurred by the Executive, in accordance with the Company’s requirements and established practices.

(c)           Expenses.  The Executive also shall be entitled to reimbursement for reasonable business travel and entertainment expenses actually incurred or paid by the Employee during the Term in furtherance of the Company’s business, to the extent that such expenditures are substantiated by the Executive in accordance with the Company’s requirements and established practices.

6.             Restrictive Covenants.

(a)           Noncompetition.  Throughout the period commencing on the date hereof and ending the greater of (i) 6 months after the termination of the Executive’s employment with the Company for any reason, or (ii) the period commensurate with the Executive’s right, if any, to receive severance pursuant to paragraph 9 hereof, the Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with, whether as a sole proprietor, shareholder (except as a holder of not more than three (3) percent of the outstanding shares of a publicly held corporation), owner, partner, joint venturer, employee, agent, manager, salesman, consultant, advisor, independent contractor, officer, director, promotor or otherwise, whether or not for compensation, with respect to any corporation, partnership, proprietorship, firm, association or other business entity, including, without limitation, any not-for-profit entity, whose primary business purpose is engaging in any “Company Business” (as hereinafter defined).  For purposes of this Agreement, the term “Company Business” shall mean any corporation, partnership, proprietorship, firm, association or other business entity, including, without limitation, any not-for-profit entity, which is engaged in (i) any business presently conducted by the Company, (ii) any other business conducted by the Company during the period of the Executive’s employment with the Company, or (iii) any other business conducted by the Company during the 6 consecutive month period following the termination of the Executive’s employment with the Company.

(b)           Nonsolicitation of Customers or Suppliers.  Throughout the period commencing on the date hereof and ending the greater of (i) 12 months after the termination of the Executive’s employment with the Company for any reason, or (ii) the period commensurate with the Executive’s right, if any, to receive severance payments pursuant to paragraph 9, the Executive shall not, without the prior written consent of the Company, directly or indirectly, for himself, on behalf of, or through any person or entity, (i) hire, engage, employ, solicit or contract with, or communicate with for the purpose of hiring, engaging, employing, soliciting or contracting with, any employee, consultant, and/or agent of the Company or any person or entity who was an employee, consultant and/or agent of the Company at any time within the one-year period immediately prior to the termination of the Executive’s employment with the Company, or encourage any such employee, consultant and/or agent of the Company to terminate, curtail or otherwise alter its relationship with the Company, (ii) solicit any past, present or prospective customers or suppliers of the Company, or other persons in a business relationship with the Company, for business or patronage in any way relating to any aspect of any Company Business, other than on behalf of the Company in the course of the Executive’s employment; or (iii) request customers or suppliers of the Company, or other persons in a business relationship with the Company, to cancel, curtail or divert their business with the Company, or otherwise take action with respect to such customers or suppliers or other persons which might have an adverse effect on any Company Business.

(c)           Nondisclosure of Information.  At all times from and after the date hereof, the Executive shall not, without the prior written consent of the Company, directly or indirectly, disclose, divulge, discuss, provide, transmit, copy, make known to any third party, or use or cause to be used in any manner, including, without limitation, in competition with or contrary to the interests of the Company, any trade secrets or confidential information, knowledge or data, whether of a technical or commercial nature, developed, in whole or in part, by the Executive or received or acquired through or in connection with the Executive’s association with the Company, including, without limitation, any of the foregoing relating to managerial or operational policies, ideas, plans, methods, practices or procedures, customer lists, inventions, products, formulas, manufacturing methods, product research, pricing, financial arrangements, financial positions, competitive status, customer or suppliers matters, internal organizational matters, technical capabilities or other business affairs of or relating to the Company or the Company Business.  The Executive acknowledges that all of the foregoing constitutes proprietary information, which is the exclusive property of the Company.

(d)           If any court of competent jurisdiction determines that any of the provisions of this Section 6, or any part(s) thereof, is invalid or unenforceable for any reason, such court shall have the power to modify any such provision(s) and/or part(s), and, in their modified form, the provisions of this Section 6 shall then be valid and enforceable.

(e)           Any breach by the Executive of any of the provisions of this Section 6 shall be considered a material breach of this Agreement.  In the event of any such breach or threatened breach, the Company shall be entitled, without the proving of damages or the posting of a bond, to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining the breaching or threatening party from breaching or continuing to breach any of said Sections.  Nothing herein contained shall be construed as prohibiting the

Company from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovering of damages.

(f)            The provisions of this Section 6 shall survive termination of this Agreement.

7.             Termination.  Subject to the provisions contained in Sections 8 and 9 below, the employment hereunder of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 7.

(a)           Termination by the Company for Cause.  The Company shall have the right to terminate the employment of the Executive for Cause (as such term is defined herein) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Cause.  The Executive shall have a period of 30 days to cure said circumstances; provided that no such notice and cure period must be given if the Company previously has given Executive such a notice and cure period pursuant to this provision.

(b)           Termination upon Death or Disability.  The employment of the Executive hereunder shall terminate immediately upon his/her death, or upon the receipt by the Executive of written notice from the Company of termination by reason of Disability (as defined herein) at any time after the expiration of any consecutive three (3) month period, or any aggregate of three (3) months in any twelve-month period, during which the Executive is unable by reason of Disability to perform the duties required of him under this Agreement, provided that such notice is given to the Executive prior to the full resumption by him of the performance of such duties.   For purposes of this Section, “Disability” shall mean any physical or mental condition of the Executive which substantially incapacitates or prevents him from satisfactorily performing his duties hereunder.

(c)           Termination by the Executive.  The Executive shall have the right to voluntarily resign his/her employment hereunder by 60 days’ advance written notice to the Company.  The Executive also shall have the right to terminate his/her employment for Good Reason (as defined below) pursuant to the terms and conditions provided in Sections 8 and 9 below.

(d)           Termination by the Company Without Cause.  The Company shall have the right to terminate the Executive’s employment hereunder without Cause by written notice to the Executive.

(e)           Termination Date.  The “Termination Date” is the date as of which the Executive’s employment with the Company terminates.  Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

(f)            “Cause”.  For purposes of this Agreement, “Cause” shall exist if the Executive (A) wilfully or repeatedly fails in any material respect to satisfactorily perform his duties and obligations hereunder as provided herein; (B) has been convicted of a crime or has entered a plea of guilty or nolo contendere with respect thereto; (C) has committed any act in connection with his employment with the Company which involved fraud, gross negligence, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or any other misconduct injurious to the Company or any affiliate thereof; (D) has engaged in any conduct which in the reasonable determination of the Company is likely to adversely affect in any material respect the reputation or public image of the Company or any affiliate thereof; (E) has breached any of the provisions of Section 6 of this Agreement, (F) has breached any of the representations or warranties contained in Section 10 hereof, or (G) has materially breached any provisions of this Agreement  in any manner other than those set forth above.

8.             Change in Control Provisions.  For purposes of this Agreement, the following terms shall have the following meanings:

8.1           “Change in Control” shall mean and be deemed to have occurred if:

(a)           the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 8.1, the following acquisitions shall not constitute a Change of Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 8.1(b) below), (ii) any acquisition by the Company of Voting Stock of the Company, or (iii) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined in Section 8.1(c) below) that complies with clauses (i) and (ii) of Section 8.1(c) below; or

(b)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two–thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule l4a–11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           there occurs a consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination (other than the Company or such entity resulting from such Business Combination beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination); and (ii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)           the stockholders of the Company approve (i) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (ii) a complete liquidation or dissolution of the Company.

8.2           “Company” shall mean Technology Flavors & Fragrances, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under this Section, whether or not any Change in Control of the Company has occurred in connection with such succession).

8.3           “Good Reason” for termination by the Executive of the Executive’s employment in connection with or as a result of any Change in Control shall mean the occurrence (without the Executive’s prior express written consent) of any one of the following acts, or failures to act, unless, in the case of any act or failure to act described in clauses (a), (d), (e) or (f) below, such act or failure to act is corrected by the Company or any subsidiary prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)           assignment to the Executive of any duties or responsibilities inconsistent with the Executive’s most significant position(s) (including without limitation, status, offices, titles and reporting responsibilities/rights) as an executive officer of the Company and/or a subsidiary held during the one hundred eighty (180) day period immediately preceding any related Potential Change in Control (as defined in Section 8.5), or a substantial adverse alteration of the Executive’s position or title(s) with the Company or any subsidiary or in the nature of such status, offices, titles and reporting responsibilities/rights;

(b)           a reduction in the Executive’s Annual Base Salary as in effect on the date of this Agreement or as the same may be increased at any time thereafter and from time to time;

(c)           the relocation of the Company’s principal executive offices to a location more than thirty (30) miles from its location on the date of this Agreement (or, if different, more than thirty (30) miles from where such offices are located immediately prior to any Potential Change of Control) or the Company’s requiring the Executive to be based anywhere other than the location where the Executive is performing his duties immediately prior to any Potential Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date of the Potential Change in Control;

(d)           any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(e)           the failure by the Company or a subsidiary to continue in effect any pension benefit or incentive or deferred compensation plan in which the Executive participates immediately prior to any Potential Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or arrangement) has been made with respect to such plan, or the failure by the Company or a subsidiary to continue the Executive’s participation therein (or in such substitute or alternative plan or arrangement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Potential Change in Control;

(f)            the failure by the Company or a subsidiary to continue to provide the Executive with health and welfare benefits substantially similar to those enjoyed by the Executive under any of the Company’s or a subsidiary’s retirement, life insurance, medical, health and accident, or disability or similar plans in which the Executive was participating at the time of any Potential Change in Control, the taking of any action by the Company or a subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Potential Change in Control, or the failure by the Company or a subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company or a subsidiary’s normal vacation policy in effect at the time of the Potential Change in Control;

8.4           “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

8.5           “Potential Change in Control” shall mean and be deemed to have occurred if:

(a)           the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)           (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, or (ii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; and/or

(c)           any Person becomes, after the date hereof, the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding shares of Voting Stock, or any Person increases such Person’s beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such Person on the date hereof.

8.6           “Voting Stock” means securities entitled to vote generally in the election of directors.

9.             Obligations of Company on Termination.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligations on termination of the Executive’s employment hereunder shall be as described in this Section 9.

(a)           Obligations of the Company in the Case of Termination Without Cause.  In the event that prior to the expiration of the Term, the Company terminates the Executive’s employment, without Cause, pursuant to Section 7(d), the Company shall pay the Executive, as severance, ongoing payments of the Executive’s Salary for the entirety of the portion of the Term which remains after the date of termination.  Such severance payments will be in addition to any accrued but unused vacation, unpaid expense reimbursements or other benefits as required by law which may be due to Executive as of the date of termination hereunder, and which shall be paid to the Executive in a lump sum within 30 days after the date of termination.  In addition to the foregoing, in the event of a termination of employment pursuant to this Section 9(a), the Company shall, at its expense, continue to provide the Executive with all medical benefits for the remainder of the Term.

(b)           Obligations of the Company following a Change In Control in the Case of Termination by the Company Without Cause or by Executive for Good Reason.  In the event that prior to the expiration of the Term, but following or in connection with, as a result of or in anticipation of, a Change of Control or Potential Change of Control, the Executive’s employment is terminated (i) by the Company without Cause, pursuant to Section 7(d), or (ii) by the Executive for Good Reason, pursuant to Section 7(c), then the Company shall pay the Executive, as severance, in a lump sum payable on the 30th day after the date of termination, the sum of (x) all amounts of Salary accrued, but unpaid, at the date of termination, (y) all amounts of Salary for the entirety of the portion of the Term which remains after the date of termination, and (z) an amount equal to six months’ Salary (provided, however, that the amount provided in subparagraph (z) shall be reduced proportionately to the extent and for such length of time the Executive elects to remain employed after a Change of Control), in addition to the portion, if any, of Executive’s Salary that is accrued but unpaid as of the date of termination, any unpaid expense reimbursements or unpaid vested benefit payments accrued as of the date of termination and such benefits as the Company is obligated by law to extend to Executive, if any.  In addition to the foregoing, in the event of a termination of employment pursuant to this Section 9(b), the Company shall, at its expense, continue to provide the Executive with all medical benefits for the remainder of the Term.

(c)           Obligations of the Company in the Case of Termination for Death, Disability, Voluntary Resignation or Cause.  Upon termination of the Executive’s employment upon death or Disability (pursuant to Section 7(b)), as a result of the voluntary resignation of the Executive (pursuant to Section 7(c)) or for Cause (pursuant to Section 8(a)), the Company shall have no payment or other obligations hereunder to the Executive, except for (i) the payment of the portion, if any, of Executive’s Salary that is accrued but unpaid as of the date of termination, and (ii) the payment of any unpaid expense reimbursements or unpaid vested benefit payments accrued as of the date of termination.

(d)           In the event of the death of the Executive during the time any payments are due to Executive pursuant to either subparagraph (a) or (b) hereof, the Company shall make any such payments to the duly authorized personal representative or estate of the Executive.

10.           Mutual Representations.

(a)           Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement (i) shall not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) does not require the consent of any person or entity.

(b)           Executive represents and warrants that he has completely and truthfully disclosed to the Company all material information relating to his background, education and prior employment, to the best of his knowledge.

(c)           The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the performance by the Company of its obligations hereunder shall not constitute a default under or conflict with any material agreement or other instrument to which it is a party or by which it is bound.

(d)           Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

11.           Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction or by an Arbitrator, as the case may be, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

12.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to any rules concerning the conflicts of laws.

13.           Arbitration, Dispute Resolution and Jurisdiction.  Except as otherwise provided below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) in effect at the time of such arbitration, before a single neutral arbitrator selected in accordance with such Rules.  It is expressly agreed that the arbitrator shall not have the power to award punitive damages to any party.  Judgment upon the award rendered by such arbitrator may be entered by any court having jurisdiction thereof.  Notwithstanding the foregoing, the Company and the

Executive agree that any action or proceeding seeking temporary or permanent injunctive relief arising out of an alleged breach of Section 6 of this Agreement will be instituted exclusively in the state courts located in New York, or in the United States District Courts for the Southern or Eastern Districts of New York, and irrevocably and voluntarily submit to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Southern or Eastern Districts of New York with respect to any such claim for injunctive relief arising under Section 6 of this Agreement, and further do irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of such action or proceeding with respect to Section 6 of this Agreement in any such courts.  The Company and the Executive further consent and agree that in connection with any judicial or arbitral proceeding hereunder, the parties hereto may be served with process in the same manner as a notice may be given under Section 14.

14.           Notices.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery to Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 13:  (a) if to the Company or the Board, to Technology Flavors & Fragrances, Inc., 10 Edison Street East, Amityville, New York 11701, Attention: Chairman of the Board of Directors, with a copy to Arent Fox Kinter Plotkin & Kahn, PLLC, 1675 Broadway, New York, New York 10019, Attention:  Edward S. Feig, Esq.; and (b) if to the Executive, to                                          .

15.           Withholding.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company’s policies applicable to Executive employees of the Company.

16.           Complete Understanding.  This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

17.           Modification; Waiver.

(a)           This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.           Binding Nature.  This Agreement shall be binding upon the Company and its successors, assigns and affiliates, and upon Executive and his heirs and legal representatives.

19.           Non-Assignment.  Executive shall not assign any of his rights or duties hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

THE COMPANY:

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:
Name:	Witness
Title:

THE EXECUTIVE:

Harvey Farber	Witness